T. Rowe Price Summit Muncipal Funds, Inc. T. Rowe Price Summit Municipal Income

The investment strategy of Summit Municipal Income has been revised as follows:

This bond fund will invest at least 65% of total assets in long-term, tax-exempt bonds. The fund will invest primarily in long-term municipal securities. The fund will invest at least 80% of its total assets in investment-grade bonds rated from AAA to BBB or equivalent by at least one nationally recognized credit rating agency or, if unrated, deemed to be of comparable quality by T. Rowe Price. To enhance income, the fund may invest up to 20% of its total assets in noninvestment-grade bonds, known as “junk” bonds in the taxable bond market, including those with the lowest ratings. The fund may buy securities of any maturity, but the fund’s weighted average maturity is expected to exceed 15 10 years.

The following disclosure has been added as a type of security in which the fund may invest:

State and local governments may issue Build America Bonds to finance capital expenditures for which they otherwise could issue tax-exempt governmental bonds. Unlike most other municipal obligations, interest received on Build America Bonds is taxable to the bondholder. These include bonds on which the issuer may receive an interest payment subsidy directly from the U.S. Treasury, known as direct pay Build America Bonds, and bonds on which the investor may receive a tax credit, known as tax credit Build America Bonds.

T. Rowe Price Summit Municipal Funds, Inc.

T. Rowe Price Summit Municipal Money Market Fund

The following disclosure has been added as a type of security in which the fund may invest:

State and local governments may issue Build America Bonds to finance capital expenditures for which they otherwise could issue tax-exempt governmental bonds. Unlike most other municipal obligations, interest received on Build America Bonds is taxable to the bondholder. These include bonds on which the issuer may receive an interest payment subsidy directly from the U.S. Treasury, known as direct pay Build America Bonds, and bonds on which the investor may receive a tax credit, known as tax credit Build America Bonds.

The following information updates the Summary Prospectus:

The following sentences under Principal Investment Strategies are hereby deleted: All securities held by the fund will mature in 13 months or less. The fund’s weighted average maturity will not exceed 90 days, and its yield will fluctuate with changes in short-term interest rates.

They are replaced with the following: The fund’s yield will fluctuate with changes in short-term interest rates. The fund’s weighted average maturity will not exceed 60 days, its weighted average life will not exceed 120 days, and the fund will not purchase any security with a maturity longer than 13 months. When calculating its weighted average maturity,a fund may shorten its maturity by using the interest rate resets of certain adjustable rate securities. A fund may not take into account these resets when calculating its weighted average life.

The following information updates the Statutory Prospectus:

The operating policy for Illiquid Securities in section 3 is revised as follows: Operating policy Fund investments in illiquid securities are limited to 5% of net assets.

The following is added after Illiquid Securities in section 3:

Maintaining Liquid Investments

The fund must generally hold a percentage of its assets in securities that are liquid; that is, securities that may be readily sold in the market or will mature within a short period of time.

Operating policy The fund may not acquire any security, other than a “weekly liquid asset” (which are direct obligations of the US government, certain government agency securities, and certain other securities that may be sold or mature within 5 business days), unless it holds 30% of its total assets in weekly liquid assets.

The operating policy under Types of Portfolio Securities in section 3 is revised as follows:

Operating policy Except as may be permitted by Rule 2a-7, the fund will not purchase any security (other than a U.S. government security) if it would cause the fund to have more than: (1) 5% of its total assets in securities of that issuer, where the securities are first tier securities as defined by Rule 2a-7 (other than for certain temporary, limited purposes); or (2) where the securities are second tier securities as defined by Rule 2a-7, 3% of its total assets in such securities, 1/2 of 1% of its total assets in the securities of that issuer, or any such security that has a maturity exceeding 45 days.

T. Rowe Price Summit Municipal Funds, Inc.

T. Rowe Price Summit Municipal Intermediate Fund

The following disclosure has been added as a type of security in which the fund may invest:

State and local governments may issue Build America Bonds to finance capital expenditures for which they otherwise could issue tax-exempt governmental bonds. Unlike most other municipal obligations, interest received on Build America Bonds is taxable to the bondholder. These include bonds on which the issuer may receive an interest payment subsidy directly from the U.S. Treasury, known as direct pay Build America Bonds, and bonds on which the investor may receive a tax credit, known as tax credit Build America Bonds.